Exhibit 99.1

SHAKE SHACK ANNOUNCES AGGREGATE $150 MILLION EQUITY OFFERING

NEW YORK, April 17, 2020 -- Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today announced transactions resulting in aggregate $150 million gross proceeds of new equity capital. The Company raised approximately $140 million gross proceeds from the sale of shares of its Class A common stock (the “Underwritten Shares”) in an underwritten offering, and approximately $10 million gross proceeds from sales of shares of its Class A common stock pursuant to the ATM Program announced earlier today. The Company currently intends to use the net proceeds to strengthen its balance sheet, which would include use for general corporate purposes, and to further enhance the Company’s ability to resume execution of its long-term strategic growth plan. The closing of the underwritten offering is expected to occur on April 21, 2020, subject to standard closing conditions.

J.P. Morgan acted as the lead bookrunning manager for the underwritten offering. BofA Securities and Wells Fargo Securities also acted as bookrunning managers. Matthews South, LLC and ICR served as advisors to the Company during the transaction.

A registration statement on Form S-3 (File No. 333-225528) for the offering of the Underwritten Shares is effective. The offering of the Underwritten Shares is being made only by means of a prospectus. When available, a copy of the final prospectus relating to the underwritten offering may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by email at prospectus-eq_fi@jpmchase.com or toll-free at (866) 803-9204.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any shares of the Company, which is made only by means of a prospectus supplement and related prospectus. There will be no sale of shares in any jurisdiction in which the offer, solicitation of an offer to buy or sale would be unlawful.

About Shake Shack

Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to more than 280 locations in 30 U.S. States and the District of Columbia, including more than 95 international locations across London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Seoul and more.

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Contacts

Media:

Shake Shack

Kristyn Clark

kclark@shakeshack.com

or

Investors:

ICR

Melissa Calandruccio CFA

Michelle Michalski

investor@shakeshack.com

Source: Shake Shack Inc.